EXHIBIT 23(a)
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fahnestock Viner Holdings Inc. (the "Company") relating to Class A non-voting shares of the Company issuable to the Fahnestock & Co. Inc. 401(k) Plan of our report dated February 15, 1996 appearing in the Company's Annual Report on Form 10-K/A for the fiscal year ended
December 31, 1995.


/s/ Coopers & Lybrand
Coopers & Lybrand

Toronto, Canada
February 24, 1997